Exhibit 99.1

Barnes & Noble Education Reports Second Quarter Fiscal Year 2024 Financial Results

Retail Segment Gross Comparable Store Sales Increased 3.6%

First Day® Complete Revenue Increased 52% to $136 Million

Consolidated GAAP Net Income from Continuing Operations Increased 2.8% to $24.9 Million

Consolidated Adjusted EBITDA (Non-GAAP) from Continuing Operations Increased by $11.1 million or 28.3% to $50.3 Million

December 6, 2023, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the second quarter ended on October 28, 2023. Barnes & Noble Education is a highly seasonal business, and the second quarter includes the Fall rush period, which is historically the largest sales period for the Company.

“Our second quarter results demonstrate that the execution of our transformation initiatives is working. The accelerated adoptions of First Day Complete, our innovative equitable access program, and our ongoing operating efficiency and cost-reduction actions are benefiting our financial results.
In the second quarter, even with 128 fewer stores than a year ago, we grew the top line, driven by a 3.6% increase in total retail Gross comparable stores sales. This sales growth combined with a $13.0 million reduction in selling and administrative expenses drove a 28% increase in consolidated Adjusted EBITDA to $50.3 million,” said Michael P. Huseby, Chief Executive Officer, BNED.
“The tremendous value proposition that First Day Complete provides for institutions, faculty and student outcomes, is driving rapid growth of our First Day models across colleges and universities. First Day Complete revenue grew 52% year-over-year driven by the addition of 46 institutions to the program and increased student participation rates within existing schools. Our results also benefited from our team's commitment to operational efficiency and disciplined cost management. I'd like to thank all of BNED’s employees, in particular our store teams, for their agility, tireless efforts, and dedication to delivering excellent service to our students and institutions in a rapidly changing and dynamic environment. We believe the actions we have taken, and continue to take, position us to deliver more consistent, sustainable, and profitable growth in the near-term and years ahead.”
Financial Results for the Second Quarter Fiscal Year 2024:
•Consolidated second quarter GAAP sales of $610.4 million increased by $1.7 million, or 0.3%, compared to $608.6 million in the prior year period. The second quarter sales increase is primarily related to higher course material sales, primarily through the Company’s First Day programs.
•Consolidated second quarter GAAP gross profit of $136.2 million decreased by $1.9 million, or 1.4%, compared to $138.1 in the prior year period.
•Consolidated second quarter selling and administrative expenses of $86.0 million decreased by $13.0 million, or 13.1%, compared to the prior year period.
•Consolidated second quarter GAAP net income from continuing operations of $24.9 million increased by $0.7 million, or 2.8%, compared to a net income from continuing operations of $24.2 million in the prior year period. The increase in second quarter GAAP net income from continuing operations was due to decreases of $13.0 million in selling and administrative expenses, partially offset by increases of $5.8 million in interest expense, $4.0 million in restructuring expense, and a $1.9 million decrease in gross profit.

•Consolidated second quarter non-GAAP Adjusted Earnings of $29.1 million increased by $4.7 million, or 19.2%, compared to $24.4 million in the prior year period.
•Consolidated second quarter non-GAAP Adjusted EBITDA of $50.3 million increased by $11.1 million, or 28.3%, compared to $39.2 million in the prior year period.
Operational Highlights for the Second Quarter Fiscal Year 2024:
•BNC First Day total revenue increased by $56 million, or 39%, to $199 million compared to $143 million during the prior year period.
•First Day® Complete revenue grew by $46 million, or 52%, to $136 million, compared to $90 million in the prior year period.
•157 campus stores are utilizing First Day® Complete in the Fall of 2023 representing enrollment of approximately 800,000 undergraduate and post graduate students*, an increase of approximately 47% compared to Fall of 2022.
•6 additional campus stores with total undergraduate student enrollment of approximately 13,500* to launch BNC’s First Day Complete model in the Spring Term.
•Total Retail segment gross comparable store sales increased by $22.9 million, or 3.6%, comprised of a 5.8% increase in course material gross comparable store sales, and a 1.7% decrease in general merchandise gross comparable store sales. For comparable store sales reporting purposes, logo general merchandise sales fulfilled by Lids and Fanatics are included on a gross basis.
•Ended the quarter with 1,271 physical and virtual stores, a net decrease of 128 stores, as compared to the prior year period, as the Company continues its focus on winding down under-performing, less profitable stores and satellite locations.

*As reported by National Center for Education Statistics (NCES)
Second Quarter Fiscal Year 2024 Results
The Company has two reportable segments: Retail and Wholesale. Additionally, unallocated shared-service costs, which include various corporate level expenses and other governance functions, are not allocated to a specific reporting segment and are presented as “Corporate Services.” All material intercompany accounts and transactions have been eliminated in consolidation.
Retail Segment Results
Second quarter Retail sales increased by $0.7 million, or 0.1%, to $599.3 million, as compared to the prior year period. Retail Gross Comparable Store Sales increased 3.6% for the quarter. Gross comparable course material sales increased 5.8% and gross comparable general merchandise decreased 1.7%. The increase in gross comparable course material product sales was due to growth from the Company’s First Day models, which increased by $56 million, or 39%, to $199 million, compared to $143 million in the prior year period.
Second quarter Retail gross profit decreased by $4.0 million, or 3.1%, to $125.5 million, or 20.9% of sales, from $129.5 million, or 21.6% of sales in the prior year period. The decline in gross profit was driven primarily by lower margin rates for course materials due to higher markdowns, including markdowns related to closed stores, an unfavorable sales mix due to the shift to digital course materials, and lower general merchandise sales, primarily from closed stores. These decreases in gross margin rates were partially offset by lower contract costs as a result of the shift to digital course materials and First Day models and the growth of higher-margin First Day Complete revenue.
Second quarter Retail selling and administrative expenses decreased by $12.9 million, or 14.3%, to $77.2 million from $90.1 million in the prior year period. This decrease was primarily due to the Company’s cost savings and productivity initiatives comprised of a $11.9 million reduction in comparable store payroll expense, new/closed store payroll expense and related store operating costs, a $4.1 million decrease in corporate payroll expense, infrastructure, and product development costs, partially offset by a $3.1 million increase in incentive plan compensation expense due to the reversal of the incentive accrual in the prior year.

Second quarter Retail non-GAAP Adjusted EBITDA was $48.3 million, as compared to $39.4 million in the prior year period. Non-GAAP Adjusted EBITDA increased by $8.9 million due to lower selling and administrative expenses, offset by lower gross profit.
Wholesale Segment Results (Before Intercompany Eliminations)
Wholesale second quarter sales decreased by $0.2 million, or 0.7% to $20.9 million from $21.1 million in the prior year period. The decrease is primarily due to higher returns and allowances of $0.3 million, partially offset by higher gross sales of $0.1 million compared to the prior year period.
Wholesale second quarter gross profit was $6.1 million, or 29.0% of sales, compared to $5.5 million, or 25.8% of sales, in the second quarter of 2023. Gross profit and the gross margin rate increased in the second quarter of 2024 primarily due to lower markdowns, lower product costs, and lower warehouse costs, partially offset by an increase in returns and allowances.
Second quarter Wholesale selling and administrative expenses decreased by $0.4 million, or 9.7%, to $3.5 million compared to $3.9 million in the prior year period. The decrease was primarily due to cost savings initiatives comprised of lower payroll expense of $0.5 million, partially offset by higher operating expenses of $0.1 million.
Wholesale non-GAAP Adjusted EBITDA for the quarter increased to $2.6 million, as compared to $1.6 million in the prior year. The increase in Wholesale non-GAAP Adjusted EBITDA is due to the higher gross margin and lower selling and administrative expenses in the second quarter of 2024.
Balance Sheet and Cash Flow
As of October 28, 2023, the Company’s cash and cash equivalents was $15.0 million and total outstanding debt was $233.9 million, as compared to cash and cash equivalents of $17.3 million and total outstanding debt of $250.4 million in the prior year period.
Cash flows used in operating activities from continuing operations during the 26 weeks ended October 28, 2023 were $(47.2) million compared to cash flows provided by operating activities of $10.1 million during the 26 weeks ended October 29, 2022. This increase in cash flows used in operating activities from continuing operations of $57.3 million was primarily due to timing of payables due to higher accounts receivables related to our increased adoption of our BNC First Day equitable and inclusive access sales for Fall term; higher payments for interest expense; partially offset by higher payables due to delayed payments to vendors for inventory purchases and expenses, which were delayed due to lower borrowing base availability.
Given the growth of the Company’s BNC First Day programs, the timing of cash collection from the Company’s school partners may shift to periods subsequent to when the revenue is recognized. When a school adopts the Company’s BNC First Day equitable and inclusive access offerings, cash collection from the school generally occurs after the institution's add/drop dates, which is later in the working capital cycle, particularly in the third quarter given the timing of the Spring Term and the quarterly reporting period, as compared to direct-to-student point-of-sale transactions where cash is generally collected during the point-of-sale transaction or within a few days from the credit card processor. As a higher percentage of the Company’s sales shift to BNC First Day equitable and inclusive access offerings, the Company is focused on efforts to better align the timing of its cash outflows to course material vendors with cash inflows collected from schools, including modifying payment terms in existing and future school contracts.
Strategic Review
As previously announced, the Board of Directors continues its ongoing review of a broad range of strategic alternatives available to the Company, including but not limited to potential capital raises, asset divestitures, a sale of the business, and pursuit of standalone growth plans. The Board has not set a timetable for the conclusion of this review, nor has it made any decisions related to any further actions at this time. There can be no assurance that the review will result in any transaction or other strategic change or outcome.
Fiscal Year 2024 Outlook
The Company is maintaining its guidance for fiscal year 2024 consolidated non-GAAP Adjusted EBITDA from Continuing Operations of approximately $40 million. The year-over-year increase is expected to be driven by growth in the Company’s Retail Segment, primarily due to growth in the Company’s BNC First Day programs, and the impact of the cost reduction actions the Company has executed and expects to continue to implement.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 4:30 p.m. Eastern Time on Wednesday, December 6, 2023 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal year 2024 third quarter results in early March 2024.

EXPLANATORY NOTE

On May 31, 2023, we completed the sale of these assets related to our DSS Segment. The results of operations related to the DSS Segment are included in the condensed consolidated statements of operations as "Loss from discontinued operations, net of tax." The cash flows of the DSS Segment are also presented separately in our condensed consolidated statements of cash flows.
We have two reportable segments: Retail and Wholesale as follows:
•The Retail Segment operates 1,271 college, university, and K-12 school bookstores, comprised of 717 physical bookstores and 554 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce websites which we operate independently or along with our merchant service providers, and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment offers our BNC First Day® equitable and inclusive access programs, consisting of First Day Complete and First Day, which provide faculty required course materials on or before the first day of class at a discounted rate, as compared to the total retail price for the same course materials if purchased separately. The BNC First Day discounted price is offered as a course fee or included in tuition. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 2,900 physical bookstores (including our Retail Segment's 717 physical bookstores) and sources and distributes new and used textbooks to our 554 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 330 college bookstores.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Sales:
Product sales and other	$569,698	$567,299	$822,348	$811,061
Rental income	40,681	41,334	52,192	52,246
Total sales	610,379	608,633	874,540	863,307
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales	451,953	447,551	658,967	639,955
Rental cost of sales	22,184	22,941	28,697	29,206
Total cost of sales	474,137	470,492	687,664	669,161
Gross profit	136,242	138,141	186,876	194,146
Selling and administrative expenses	85,961	98,954	163,437	189,295
Depreciation and amortization expense	10,175	10,256	20,428	21,152
Restructuring and other charges (a)	4,274	260	8,907	635
Operating income (loss)	35,832	28,671	(5,896)	(16,936)
Interest expense, net	10,664	4,886	18,918	8,754
Income (loss) from continuing operations before income taxes	25,168	23,785	(24,814)	(25,690)
Income tax expense (benefit)	314	(383)	303	464
Income (loss) from continuing operations	$24,854	$24,168	$(25,117)	$(26,154)
Loss from discontinued operations, net of tax of $0, $83, $20, and $169, respectively	$(674)	$(2,024)	$(1,091)	$(4,409)
Net income (loss)	$24,180	$22,144	$(26,208)	$(30,563)

Earnings (loss) per share of common stock:
Basic:
Continuing operations	$0.47	$0.46	$(0.48)	$(0.50)
Discontinued operations	$(0.01)	$(0.04)	$(0.02)	$(0.08)
Total Basic Earnings per share	$0.46	$0.42	$(0.50)	$(0.58)
Weighted average common shares outstanding - Basic	52,791	52,438	52,716	52,305

Diluted:
Continuing operations	$0.47	$0.46	$(0.48)	$(0.50)
Discontinued operations	$(0.01)	$(0.04)	$(0.02)	$(0.08)
Total Diluted Earnings per share	$0.46	$0.42	$(0.50)	$(0.58)
Weighted average common shares outstanding - Diluted	52,870	53,195	52,716	52,305

(a) For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		26 weeks ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Percentage of sales:
Sales:
Product sales and other	93.3%	93.2%	94.0%	93.9%
Rental income	6.7%	6.8%	6.0%	6.1%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization expense):
Product and other cost of sales (a)	79.3%	78.9%	80.1%	78.9%
Rental cost of sales (a)	54.5%	55.5%	55.0%	55.9%
Total cost of sales	77.7%	77.3%	78.6%	77.5%
Gross profit	22.3%	22.7%	21.4%	22.5%
Selling and administrative expenses	14.1%	16.3%	18.7%	21.9%
Depreciation and amortization expense	1.7%	1.7%	2.3%	2.5%
Restructuring and other charges	0.7%	—%	1.0%	0.1%
Operating income (loss)	5.8%	4.7%	(0.6)%	(2.0)%
Interest expense, net	1.7%	0.8%	2.2%	1.0%
Income (loss) from continuing operations before income taxes	4.1%	3.9%	(2.8)%	(3.0)%
Income tax expense (benefit)	0.1%	(0.1)%	—%	0.1%
Income (loss) from continuing operations	4.0%	4.0%	(2.8)%	(3.1)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	October 28, 2023	October 29, 2022
ASSETS
Current assets:
Cash and cash equivalents	$15,008	$17,296
Receivables, net	221,805	209,288
Merchandise inventories, net	364,292	371,570
Textbook rental inventories	51,840	49,355
Prepaid expenses and other current assets	63,410	51,520
Assets held for sale, current	—	30,558
Total current assets	716,355	729,587
Property and equipment, net	61,403	75,475
Operating lease right-of-use assets	246,531	291,704
Intangible assets, net	104,026	120,533
Other noncurrent assets	16,664	21,100
Total assets	$1,144,979	$1,238,399
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$385,895	$326,007
Accrued liabilities	112,075	113,628
Current operating lease liabilities	126,426	130,802
Liabilities held for sale	—	5,243
Total current liabilities	624,396	575,680
Long-term deferred taxes, net	1,936	1,430
Long-term operating lease liabilities	160,185	190,758
Other long-term liabilities	18,625	19,622
Long-term borrowings	233,873	250,445
Total liabilities	1,039,015	1,037,935
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 55,818 and 55,132 shares, respectively; outstanding, 53,137 and 52,599 shares, respectively	558	551
Additional paid-in-capital	747,518	744,339
Accumulated deficit	(619,564)	(522,057)
Treasury stock, at cost	(22,548)	(22,369)
Total stockholders' equity	105,964	200,464
Total liabilities and stockholders' equity	$1,144,979	$1,238,399

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow  (Unaudited)
(In thousands, except per share data)

	26 weeks ended
	October 28, 2023	October 29, 2022
Cash flows from operating activities:
Net loss	$(26,208)	$(30,563)
Less: Loss from discontinued operations, net of tax	(1,091)	(4,409)
Loss from continuing operations	(25,117)	(26,154)
Adjustments to reconcile net loss from continuing operations to net cash flows from operating activities from continuing operations:
Depreciation and amortization expense	20,428	21,152
Content amortization expense	—	26
Amortization of deferred financing costs	4,406	1,200
Deferred taxes	97	—
Stock-based compensation expense	1,756	3,066
Non-cash interest expense (paid-in-kind)	863	—
Changes in operating lease right-of-use assets and liabilities	1,826	(298)
Changes in other long-term assets and liabilities, net	(2,311)	265
Changes in other operating assets and liabilities, net:
Receivables, net	(129,293)	(73,287)
Merchandise inventories	(41,313)	(77,716)
Textbook rental inventories	(21,491)	(19,743)
Prepaid expenses and other current assets	2,756	13,149
Accounts payable and accrued liabilities	140,233	168,413
Changes in other operating assets and liabilities, net	(49,108)	10,816
Net cash flows (used in) provided by operating activities from continuing operations	(47,160)	10,073
Net cash flows used in operating activities from discontinued operations	(3,939)	(703)
Net cash flow (used in) provided by operating activities	$(51,099)	$9,370
Cash flows from investing activities:
Purchases of property and equipment	$(8,196)	$(16,823)
Changes in other noncurrent assets and other	78	255
Net cash flows used in investing activities from continuing operations	(8,118)	(16,568)
Net cash flows provided by (used in) investing activities from discontinued operations	21,395	(3,750)
Net cash flow provided by (used in) investing activities	$13,277	$(20,318)
Cash flows from financing activities:
Proceeds from borrowings	$284,698	$348,200
Repayments of borrowings	(233,970)	(321,900)
Payment of deferred financing costs	(9,381)	(1,716)
Purchase of treasury shares	(172)	(857)
Net cash flows provided by financing activities from continuing operations	41,175	23,727
Net cash flows provided by financing activities from discontinued operations	—	—
Net cash flows provided by financing activities	$41,175	$23,727
Net increase in cash, cash equivalents and restricted cash	$3,353	$12,779

Cash, cash equivalents and restricted cash at beginning of period	31,988	21,036
Cash, cash equivalents, and restricted cash at end of period	35,341	33,815
Less: Cash, cash equivalents, and restricted cash of discontinued operations at end of period	—	(929)
Cash, cash equivalents, and restricted cash of continuing operations at end of period	$35,341	$32,886

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information - Continuing Operations (In thousands, except percentages) (Unaudited)

Segment Information (a) - Continuing Operations	13 weeks ended		26 weeks ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Sales:
Retail (b)	$599,336	$598,610	$844,796	$835,117
Wholesale	20,973	21,120	59,764	58,203
Eliminations	(9,930)	(11,097)	(30,020)	(30,013)
Total Sales	$610,379	$608,633	$874,540	$863,307

Gross Profit
Retail (c)	$125,529	$129,502	$175,820	$183,521
Wholesale	6,090	5,455	11,884	12,354
Eliminations	4,623	3,184	(828)	(1,703)
Total Gross Profit	$136,242	$138,141	$186,876	$194,172

Selling and Administrative Expenses
Retail	$77,182	$90,086	$146,355	$169,090
Wholesale	3,492	3,867	6,880	7,998
Corporate Services	5,287	5,075	10,205	12,289
Eliminations	—	(74)	(3)	(82)
Total Selling and Administrative Expenses	$85,961	$98,954	$163,437	$189,295

Segment Adjusted EBITDA (Non-GAAP) (d)
Retail	$48,347	$39,416	$29,465	$14,431
Wholesale	2,598	1,588	5,004	4,356
Corporate Services	(5,287)	(5,075)	(10,205)	(12,289)
Eliminations	4,623	3,258	(825)	(1,621)
Total Segment Adjusted EBITDA (Non-GAAP)	$50,281	$39,187	$23,439	$4,877

Percentage of Segment Sales
Gross Profit
Retail (c)	20.9%	21.6%	20.8%	22.0%
Wholesale	29.0%	25.8%	19.9%	21.2%
Eliminations	(46.6)%	(28.7)%	2.8%	5.7%
Total Gross Profit	22.3%	22.7%	21.4%	22.5%

Selling and Administrative Expenses
Retail	12.9%	15.0%	17.3%	20.2%
Wholesale	16.6%	18.3%	11.5%	13.7%
Total Selling and Administrative Expenses	14.1%	16.3%	18.7%	21.9%

(a)    See Explanatory Note in this Press Release for Segment descriptions.
(b)    Logo general merchandise sales for the Retail Segment are recognized on a net basis as commission revenue in the condensed consolidated financial statements. For Retail Gross Comparable Store Sales details, see the Sales Information disclosure of this Press Release.
(c)    For the 26 weeks ended October 28, 2023 and October 29, 2022, the Retail Segment gross margin excludes $0 and $26 respectively, of amortization expense (non-cash) related to content development costs.
(d)    For additional information, including a reconciliation to the most comparable financial measures presented in accordance with GAAP, see "Non-GAAP Information" and "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information - Discontinued Operations (Unaudited)
(In thousands, except percentages)

During the fourth quarter of fiscal 2023, assets related to our Digital Student Solutions ("DSS") Segment met the criteria for classification as Assets Held for Sale and Discontinued Operations and is no longer a reportable segment. Certain assets and liabilities associated with the DSS Segment are presented in our condensed consolidated balance sheets as "Assets Held for Sale" and "Liabilities Held for Sale". The results of operations related to the DSS Segment are included in the condensed consolidated statements of operations as "Loss from discontinued operations, net of tax." The cash flows of the DSS Segment are also presented separately in our condensed consolidated statements of cash flows.
On May 31, 2023, we completed the sale of these assets related to our DSS Segment for cash proceeds of $20,000, net of certain transaction fees, severance costs, escrow, and other considerations. During the 13 weeks ended July 29, 2023, we recorded a Gain on Sale of Business of $3,068 in Loss from Discontinued Operations, Net, related to the sale. Net cash proceeds from the sale were used for debt repayment and to provide additional funds for working capital needs under our Credit Facility.
The following table summarizes the operating results of the discontinued operations for the periods indicated:

Segment Information - Discontinued Operations	13 weeks ended		26 weeks ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Total sales	$—	$8,465	$2,784	$17,649
Cost of sales (a)	—	1,771	76	3,472
Gross profit (a)	—	6,694	2,708	14,177
Selling and administrative expenses	643	8,132	2,924	16,277
Depreciation and amortization	3	503	3	2,140
Gain on sale of business	—	—	(3,068)	—
Impairment loss (non-cash) (b)	—	—	610	—
Restructuring costs (c)	10	—	3,297	—
Transaction costs	18	—	13	—
Operating loss	(674)	(1,941)	(1,071)	(4,240)
Income tax expense	—	83	20	169
Loss from discontinued operations, net of tax	$(674)	$(2,024)	$(1,091)	$(4,409)

	13 weeks ended		26 weeks ended
Adjusted EBITDA (non-GAAP) - Discontinued Operations	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Loss from discontinued operations	$(674)	$(2,024)	$(1,091)	$(4,409)
Add:
Depreciation and amortization expense	3	503	3	2,140
Income tax expense	—	83	20	169
Content amortization (non-cash)	—	1,618	—	3,169
Gain on sale of business	—	—	(3,068)	—
Impairment loss (non-cash) (b)	—	—	610	—
Restructuring costs (c)	10	—	3,297	—
Transaction costs	18	—	13	—
Adjusted EBITDA (Non-GAAP) - Total	$(643)	$180	$(216)	$1,069
(a) Cost of sales and Gross margin for the DSS Segment includes amortization expense (non-cash) related to content development costs of $0 for both the 13 and 26 weeks ended October 28, 2023 and $1,618 and $3,169 for the 13 and 26 weeks ended October 29, 2022, respectively.
(b)    During the 26 weeks ended October 28, 2023, we recognized an impairment loss (non-cash) of $610 (both pre-tax and after-tax), comprised of $119 and $491 of property and equipment and operating lease right-of-use assets, respectively, on the condensed consolidated statement of operations as part of discontinued operations.

(c)    During the 26 weeks ended October 28, 2023, we recognized restructuring and other charges of $3,297 comprised of severance and other employee termination costs.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 26 week periods are as follows:

Dollars in millions	13 weeks ended	26 weeks ended
	October 28, 2023	October 28, 2023
Retail Sales (a)
New stores (b)	$16.3	$21.0
Closed stores (b)	(30.3)	(37.8)
Comparable stores (a)	16.5	25.3
Textbook rental deferral	(1.8)	0.3
Service revenue (c)	(0.1)	(0.4)
Other (d)	0.1	1.3
Retail Sales subtotal:	$0.7	$9.7
Wholesale Sales:	$(0.2)	$1.6
Eliminations (e)	$1.2	$(0.1)
Total sales variance	$1.7	$11.2

(a)    Logo general merchandise sales for the Retail Segment are recognized on a net basis as commission revenue in the condensed consolidated financial statements. For Retail Gross Comparable Store Sales details, see below.
(b)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended						26 weeks ended
	October 28, 2023			October 29, 2022			October 28, 2023			October 29, 2022
Number of Stores:	Physical	Virtual	Total	Physical	Virtual	Total	Physical	Virtual	Total	Physical	Virtual	Total
Beginning of period	726	563	1,289	793	613	1,406	774	592	1,366	805	622	1,427
Stores opened	5	6	11	8	10	18	13	18	31	34	24	58
Stores closed	14	15	29	8	17	25	70	56	126	46	40	86
End of period	717	554	1,271	793	606	1,399	717	554	1,271	793	606	1,399

(c)    Service revenue includes brand partnership marketing, shipping and handling, and revenue from other programs.
(d)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(e)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Retail Gross Comparable Store Sales

Retail Gross Comparable Store Sales variances by category for the 13 week periods are as follows:

Dollars in millions	13 weeks ended				26 weeks ended
	October 28, 2023		October 29, 2022		October 28, 2023		October 29, 2022
Textbooks (Course Materials)	$26.0	5.8%	$(21.8)	(4.6)%	$35.2	6.0%	$(19.5)	(3.2)%
General Merchandise	(3.1)	(1.7)%	7.7	4.5%	3.6	1.1%	39.2	14.9%
Total Retail Gross Comparable Store Sales	$22.9	3.6%	$(14.1)	(2.2)%	$38.8	4.3%	$19.7	2.3%

To supplement the Total Sales table presented above, the Company uses Retail Gross Comparable Store Sales as a key performance indicator. Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from permanently closed stores for all periods presented. For Retail Gross Comparable Store Sales, sales for logo general merchandise fulfilled by Lids, Fanatics and digital agency sales are included on a gross basis in Retail Gross Comparable Store Sales compared to a net basis as commission revenue in our condensed consolidated financial statements.
We believe the current Retail Gross Comparable Store Sales calculation method reflects management’s view that such comparable store sales are an important measure of the growth in sales when evaluating how established stores have performed over time. We present this metric as additional useful information about the Company’s operational and financial performance and to allow greater transparency with respect to important metrics used by management for operating and financial decision-making. Retail Gross Comparable Store Sales are also referred to as "same-store" sales by others within the retail industry and the method of calculating comparable store sales varies across the retail industry. As a result, our calculation of comparable store sales is not necessarily comparable to similarly titled measures reported by other companies and is intended only as supplemental information and is not a substitute for net sales presented in accordance with GAAP.
BNC First Day Sales
The following table summarizes our BNC First Day sales for the 13 and 26 weeks ended October 28, 2023 and October 29, 2022:

Dollars in millions	13 weeks ended				26 weeks ended
	October 28, 2023	October 29, 2022	Var $	Var %	October 28, 2023	October 29, 2022	Var $	Var %
First Day Complete Sales	$136.4	$90.0	$46.4	52%	$161.9	$106.5	$55.4	52%
First Day Sales	62.8	53.3	$9.5	18%	99.1	81.9	$17.2	21%
Total BNC First Day Sales	$199.2	$143.3	$55.9	39%	$261.0	$188.4	$72.6	39%

First Day Complete					Fall 2023	Fall 2022	Var #	Var %
Number of campus stores					157	111	46	41%
Estimated enrollment (a)					800,000	545,000	255,000	47%

(a) Total undergraduate and graduate student enrollment as reported by National Center for Education Statistics (NCES)

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Non-GAAP Information (a)
(In thousands) (Unaudited)

Consolidated Adjusted Earnings (non-GAAP) (a) - Continuing Operations	13 weeks ended		26 weeks ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net income (loss) from continuing operations	$24,854	$24,168	$(25,117)	$(26,154)
Reconciling items (below)	4,274	260	8,907	661
Adjusted Earnings (non-GAAP)	$29,128	$24,428	$(16,210)	$(25,493)

Reconciling items
Content amortization (non-cash) (b)	$—	$—	$—	$26
Restructuring and other charges (c)	4,274	260	8,907	635
Reconciling items (d)	$4,274	$260	$8,907	$661

Consolidated Adjusted EBITDA (non-GAAP) (a)	13 weeks ended		26 weeks ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net income (loss) from continuing operations	24,854	24,168	(25,117)	(26,154)
Add:
Depreciation and amortization expense	10,175	10,256	20,428	21,152
Interest expense, net	10,664	4,886	18,918	8,754
Income tax expense (benefit)	314	(383)	303	464
Content amortization (non-cash) (b)	—	—	—	26
Restructuring and other charges (c)	4,274	260	8,907	635
Adjusted EBITDA (Non-GAAP) - Continuing Operations	$50,281	$39,187	$23,439	$4,877
Adjusted EBITDA (Non-GAAP) - Discontinued Operations	$(643)	$180	$(216)	$1,069
Adjusted EBITDA (Non-GAAP) - Total	$49,638	$39,367	$23,223	$5,946

Adjusted EBITDA by Segment (non-GAAP) (a) - Continuing Operations
The following is Adjusted EBITDA by Segment for Continuing Operations for the 13 and 26 week periods:

	13 weeks ended October 28, 2023
	Retail	Wholesale	Corporate Services (e)	Eliminations	Total
Net loss from continuing operations	$39,407	$1,344	$(20,520)	$4,623	$24,854
Add:
Depreciation and amortization expense	8,911	1,254	10	—	10,175
Interest expense, net	—	—	10,664	—	10,664
Income tax expense	—	—	314	—	314
Content amortization (non-cash) (b)	—	—	—	—	—
Restructuring and other charges (c)	29	—	4,245	—	4,274
Adjusted EBITDA (non-GAAP)	$48,347	$2,598	$(5,287)	$4,623	$50,281

	13 weeks ended October 29, 2022
	Retail	Wholesale	Corporate Services (e)	Eliminations	Total
Net income (loss) from continuing operations	$30,547	$218	$(9,855)	$3,258	$24,168
Add:
Depreciation and amortization expense	8,869	1,370	17	—	10,256
Interest expense, net	—	—	4,886	—	4,886
Income tax benefit	—	—	(383)	—	(383)
Content amortization (non-cash) (b)	—	—	—	—	—
Restructuring and other charges (c)	—	—	260	—	260
Adjusted EBITDA (non-GAAP)	$39,416	$1,588	$(5,075)	$3,258	$39,187

	26 weeks ended October 28, 2023
	Retail	Wholesale	Corporate Services (e)	Eliminations	Total
Net income (loss) from continuing operations	$11,033	$1,947	$(37,272)	$(825)	$(25,117)
Add:
Depreciation and amortization expense	17,877	2,531	20	—	20,428
Interest expense, net	—	—	18,918	—	18,918
Income tax expense	—	—	303	—	303
Content amortization (non-cash) (b)	—	—	—	—	—
Restructuring and other charges (c)	555	526	7,826	—	8,907
Adjusted EBITDA (non-GAAP)	$29,465	$5,004	$(10,205)	$(825)	$23,439

	26 weeks ended October 29, 2022
	Retail	Wholesale	Corporate Services (e)	Eliminations	Total
Net (loss) income from continuing operations	$(3,993)	$1,637	$(22,177)	$(1,621)	$(26,154)
Add:
Depreciation and amortization expense	18,398	2,719	35	—	21,152
Interest expense, net	—	—	8,754	—	8,754
Income tax expense	—	—	464	—	464
Content amortization (non-cash) (b)	26	—	—	—	26
Restructuring and other charges (c)	—	—	635	—	635
Adjusted EBITDA (non-GAAP)	$14,431	$4,356	$(12,289)	$(1,621)	$4,877

(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the condensed consolidated financial statements.
(c)    During the 13 weeks ended October 28, 2023 and October 29, 2022, we recognized restructuring and other charges totaling $4,274 and $260, respectively. During the 26 weeks ended October 28, 2023 and October 29, 2022, we recognized restructuring and other charges totaling $8,907 and $635, respectively. Restructuring and other charges are comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements.
(d)    There is no pro forma income effect of the non-GAAP items.
(e)    Interest expense is reflected in Corporate Services as it is primarily related to our Credit Agreement and Term Loan Agreement which fund our operating and financing needs across the organization. Income taxes are reflected in Corporate Services as we record our income tax provision on a consolidated basis.

Free Cash Flow (non-GAAP) (a) - Continuing Operations

	13 weeks ended		26 weeks ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net cash flows provided by (used in) operating activities from continuing operations	$72,698	$38,680	$(47,160)	$10,073
Less:
Capital expenditures (b)	3,977	9,293	8,196	16,823
Cash interest paid	7,576	4,368	13,972	7,301
Cash taxes paid (refund)	43	(15,705)	388	(15,583)
Free Cash Flow (non-GAAP)	$61,102	$40,724	$(69,716)	$1,532

(a)    For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.
(b)    Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended		26 weeks ended
- Continuing Operations	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Physical store capital expenditures	$1,743	$6,052	$3,948	$10,548
Product and system development	1,697	2,689	3,460	5,175
Other	537	552	788	1,100
Total capital expenditures	$3,977	$9,293	$8,196	$16,823

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment, and Free Cash Flow

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the financial measures of Adjusted Earnings, Adjusted EBITDA, Adjusted EBITDA by Segment and Free Cash Flow, which are non-GAAP financial measures under Securities and Exchange Commission (the "SEC") regulations. We define Adjusted Earnings as net income (loss) from continuing operations adjusted for certain reconciling items that are subtracted from or added to net income (loss) from continuing operations. We define Adjusted EBITDA as net income (loss) from continuing operations plus (1) depreciation and amortization; (2) interest expense and (3) income taxes, (4) as adjusted for items that are subtracted from or added to net income (loss) from continuing operations. We define Free Cash Flow as Cash Flows from Operating Activities from continuing operations less capital expenditures, cash interest and cash taxes.

The non-GAAP measures included in the Press Release have been reconciled to the most comparable financial measures presented in accordance with GAAP, attached hereto as Exhibit 99.1, as follows: the reconciliation of Adjusted Earnings to net income (loss) from continuing operations; the reconciliation of consolidated Adjusted EBITDA to consolidated net income (loss) from continuing operations; and the reconciliation of Adjusted EBITDA by Segment to net income (loss) from continuing operations by segment. All of the items included in the reconciliations are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

We review these non-GAAP financial measures as internal measures to evaluate our performance at a consolidated level and at a segment level and manage our operations. We believe that these measures are useful performance measures which are used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as they exclude certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA and Adjusted EBITDA by Segment, at a consolidated level and at a segment level, as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. Management also uses Adjusted EBITDA by Segment to determine segment capital allocations. We believe that the inclusion of Adjusted Earnings, Adjusted EBITDA, and Adjusted EBITDA by Segment results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance. We believe that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of our operating profitability and liquidity as we manage the business to maximize margin and cash flow.

The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 29, 2023 filed with the SEC on July 31, 2023, which includes consolidated financial statements for each of the three years for the period ended April 29, 2023, April 30, 2022, and May 1, 2021 (Fiscal 2023, Fiscal 2022, and Fiscal 2021, respectively) and the Company's Quarterly Report on Form 10-Q for the period ended July 29, 2023 filed with the SEC on September 6, 2023.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Investor Contact:
Hunter Blankenbaker
Vice President
Corporate Communications & Investor Relations
908-991-2776
hblankenbaker@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private
Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: the amount of our indebtedness and ability to comply with covenants applicable to current and /or any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; our ability to maintain adequate liquidity levels to support ongoing inventory purchases and related vendor payments in a timely manner; our ability to attract and retain employees; the pace of equitable access adoption in the marketplace is slower than anticipated and our ability to successfully convert the majority of our institutions to our BNC First Day® equitable and inclusive access course material models or successfully compete with third parties that provide similar equitable and inclusive access solutions; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various strategic and restructuring initiatives, may not be fully realized or may take longer than expected; dependency on strategic service provider relationships, such as with VitalSource Technologies, Inc. and the Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. D/B/A "Lids" (“Lids”) (collectively referred to herein as the “F/L Relationship”), and the potential for adverse operational and financial changes to these strategic service provider relationships, may adversely impact our business; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; the risk of changes in price or in formats of course materials by publishers, which could negatively impact revenues and margin; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping services; a decline in college enrollment or decreased funding available for students; decreased consumer demand for our products, low growth or declining sales; the general economic environment and consumer spending patterns; trends and challenges to our business and in the locations in which we have stores; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes, including the adoption of artificial intelligence technologies for educational content; risks associated with counterfeit and piracy of digital and print materials; risks associated with data privacy, information security and intellectual property; disruptions to our information technology systems, infrastructure, data, supplier systems, and customer ordering and payment systems due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; risks associated with the impact that public health crises, epidemics, and pandemics, such as the COVID-19 pandemic, have on the overall demand for BNED products and services, our operations, the operations of our suppliers, service providers, and campus partners, and the effectiveness of our response to these risks; lingering impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in applicable domestic and international laws, rules or regulations, including, without limitation, U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; changes in and enactment of applicable laws, rules or regulations or changes in enforcement practices including, without limitation, with regard to consumer data privacy rights, which may restrict or prohibit our use of consumer personal information for texts, emails, interest based online advertising, or similar marketing and sales activities; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Form 10-K for the year-ended April 29, 2023. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.